UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

☒	Filed by the Registrant

☐	Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

WGNB CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐            Fee paid previously by written preliminary materials.

☐            Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Important Notice Regarding the Availability of Proxy Materials for the
WGNB Corp. 2009 Annual Meeting of Shareholders to be Held on June 16, 2009

The annual report and proxy statement are available at www.fnbga.com.  Please click on the “Investor
Relations” tab and choose the link “2009 Annual Meeting”.

WGNB CORP.
201 Maple Street
Carrollton, Georgia  30117

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS
to be held on June 16, 2009

To our Shareholders:

We hereby notify you that we are holding our 2009 Annual Meeting of Shareholders on June 16, 2009, at 3:00 p.m., local time, at the University of West Georgia Townsend Center for the Performing Arts located at West Georgia Drive, Carrollton, Georgia   30118 for the following purposes:

1.	To elect five Class III directors to serve on our Board of Directors until the 2012 Annual Meeting of Shareholders;

2.	To amend WGNB Corp.’s Amended and Restated Articles of Incorporation, to:

(a) increase the number of authorized shares of WGNB Corp.’s common stock from 20,000,000 shares having no par value to 50,000,000 shares having no par value; and

(b) increase the number of authorized shares of WGNB Corp.’s preferred stock from 10,000,000 shares having no par value to 20,000,000 shares having no par value; and

3.	To transact any other business that may properly come before the meeting or any adjournments or postponements thereof.

These items and other matters relating to the meeting are more fully discussed in the proxy statement that accompanies this notice.  Also accompanying this notice and proxy statement is a copy of WGNB Corp.’s 2008 Annual Report to Shareholders.  We will be mailing this proxy statement and the accompanying form of proxy to our shareholders beginning May 5 , 2009.

You can vote your shares of WGNB Corp. common stock if our records show that you were the owner of the shares as of the close of business on April 30, 2009, the record date for the annual meeting.

To assure your representation at the annual meeting, please vote.  Your Board of Directors recommends that you vote FOR both of the proposals identified above.  Whether or not you plan to attend the annual meeting, please complete, date, sign and return the enclosed proxy card promptly in the enclosed prepaid envelope.  This will help ensure that your vote is counted.  If you fail to return your card, your vote will not be counted, unless you attend the meeting and vote in person.  You may revoke your proxy in the manner described in the proxy statement at any time before the proxy has been voted at the annual meeting.

By Order of the Board of Directors,

WGNB Corp.

/s/ H.B. “Rocky” Lipham, III

H. B. “Rocky” Lipham, III
Chief Executive Officer
Carrollton, Georgia
May 5 , 2009

Directions to the University of West Georgia Townsend Center for Performing Arts from First National Bank of Georgia’s Carrollton office at 201 Maple Street Carrollton, Georgia 30117:

University of West Georgia
Townsend Center for the Performing Arts
West Georgia Drive
Carrollton, GA   30118

Proceed East on Maple Street toward the campus of University of West Georgia.  Turn right (North) onto West Georgia Drive.  There is a McDonalds on the corner of Maple Street and West Georgia Drive (formerly known as Back Campus Drive).  Proceed on West Georgia Drive until you reach the corner of West Georgia Drive and University Drive.  The parking lot for the Townsend Center for the Performing Arts is on the right.

2

PROXY STATEMENT FOR
2009 ANNUAL MEETING OF SHAREHOLDERS
to be held on June 16, 2009

Questions and Answers
Regarding the Matters Presented and How You May Vote at the
Annual Meeting

Q:           Where and when will the annual meeting be held?

A:           The date, time and place of the meeting are:

Tuesday, June 16, 2009
3:00 p.m., local time
University of West Georgia
Townsend Center for the Performing Arts
West Georgia Drive
Carrollton, Georgia   30118

Q:           Why am I receiving these materials?

A:           We sent you this proxy statement and the enclosed proxy card because our Board of Directors is asking for your proxy to vote your shares at our annual meeting.  We have summarized information in this proxy statement that you should consider in deciding how to vote at the meeting.  You do not have to attend in order to vote your shares.  Instead, you may simply complete, sign, and return the enclosed proxy card.  We first began mailing this proxy statement and the enclosed proxy card to our shareholders beginning May 5 , 2009.

Q:           Who pays for this solicitation?

A:           We do.  In addition to sending you these materials, some of our employees may contact you by telephone, by mail, or in person.  None of these employees will receive any extra compensation for doing this.  We intend to use the services of our transfer agent, Registrar and Transfer Company, to administer receipt and tallying of votes for the upcoming meeting. The cost for these services is not expected to be significant.  We will also reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses in forwarding our proxy materials to the beneficial owners of our common stock.

Q:           What am I voting on?

A:           Two items.

First, a proposal to elect Grady W. Cole, H.B. “Rocky” Lipham, III, Mary M. Covington, Gelon E. Wasdin and William W. Stone as Class III directors for a new three year term expiring in 2012.  All of these nominees have indicated that they will serve as a director if elected.  If the situation should arise, however, that any of these director nominees is no longer able or willing to serve; the proxy may be voted for the election of such other person as may be designated by our Board of Directors.

Second, a proposal to adopt an amendment to our Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 20,000,000 shares to 50,000,000 shares and the number of authorized shares of preferred stock from 10,000,000 shares to 20,000,000 shares.

Q:           Who can vote?

A:           You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on April 30, 2009, the record date for the annual meeting.  As of April 30, 2009, there were a total of 6,058,007 shares of our common stock outstanding and entitled to vote at the annual meeting.  If you owned common stock on the record date, you have one vote per share for each matter presented at the annual meeting.  The enclosed proxy card shows the number of shares you can vote.  Our shareholders do not have cumulative voting rights nor are the election of directors and the proposed amendment to our Articles of Incorporation matters that give shareholders dissenters or appraisal rights.

Q:           How do I vote?

A:           You may vote your shares either in person by ballot or by proxy.  To vote by proxy, you should mark, date, sign and mail the enclosed proxy.  The proxy card is self-addressed and has prepaid postage affixed to facilitate ease in return.  Giving a proxy will not affect your right to vote your shares if you attend the annual meeting and want to vote in person – by voting you automatically revoke your proxy.  You also may revoke your proxy at any time before the voting by giving the Secretary of WGNB written notice of your revocation or by submitting a later-dated proxy.  If you execute, date and return your proxy but do not mark your voting preference, the individuals named as proxies will vote your shares FOR the election of each of the nominees for director and FOR the amendment to our Amended and Restated Articles of Incorporation.  We must receive your proxy prior to the annual meeting for your vote to count.

Q:           What constitutes a quorum?

A:           Voting can take place at the annual meeting only if shareholders owning a majority of the voting power of our common stock (that is a majority of the total number of votes entitled to be cast) are present in person or represented by effective proxies.  On the record date, we had 6,058,007 shares of common stock, no par value per share, outstanding.  Both abstentions and broker non-votes are counted as present for purposes of establishing the quorum necessary for the annual meeting to proceed.  A broker “non-vote” results from a situation in which a broker holding your shares in “street” or “nominee” name indicates to us on the proxy that you have not voted and the broker lacks discretionary authority to vote your shares.

Q:           What vote of the shareholders will result in the matters being passed?

A:           Election of Directors:  Directors require a plurality of the votes cast in person or by proxy by the shareholders to be elected.  A “plurality” means that the individuals with the largest number of favorable votes are elected as directors, up to the maximum number of directors to be chosen at the meeting.  Thus, abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote assuming a quorum is present or represented by proxy at the annual meeting.  Cumulative voting will not be applicable to the election of directors at the meeting.  A shareholder has the right to vote the number of shares owned in the election of each director.  With respect to the election of the five directors to hold office for a term of three years, the nominees receiving the most votes, up to five, will be elected.  If the proxy is marked to vote for the five directors as a group, one vote will be cast for each director for each share entitled to vote and represented by the proxy.  If any shareholder wishes to vote for fewer than five directors, the shareholder may line through or otherwise strike out the name of any nominee.

Amendment to Articles of Incorporation:  For all matters affecting our Articles of Incorporation, the affirmative vote of a majority of all shares of common stock issued and outstanding is required for approval.  Shares not voted with respect to this matter (whether by abstention or broker non-vote) would have the effect of a vote cast against this proposal.

Approval of Other Matters:  For purposes of any other vote occurring at the meeting, if a quorum is present, the proposal will pass if the votes cast “for” the action exceed the votes cast “against” the action unless otherwise required by Georgia law or our Articles of Incorporation or Bylaws.  Shares not voted with respect to any such matters (whether by abstention or broker non-vote) will not be included in vote totals and will not impact the vote.  As of the date of this proxy statement, we know of no matters other than the election of directors and the amendment to our Articles of Incorporation to be presented for action at the meeting.

Q:           What does it mean if I get more than one proxy card?

A:           If your shares are registered differently and are in more than one account, you will receive more than one proxy card.  Sign and return all proxy cards to ensure that all of your shares are voted.  In addition, only a duly authorized person may sign a proxy on a shareholder’s behalf if that shareholder is a corporation, partnership, trust or other entity. If the shares of common stock represented by a proxy are registered in more than one name, each registered owner should sign the proxy.  If an authorized person executes the proxy pursuant to a power of attorney or as an executor, administrator, trustee or guardian, the person should include his or her full title on the proxy and enclose a certificate or other evidence of appointment with the proxy when delivering it to the Secretary.  Proxies that are not properly executed will not be effective.

Q:           How does the Board recommend that I vote on the re-election of Grady W. Cole, H.B. “Rocky” Lipham, III, Mary M. Covington, Gelon E. Wasdin and William W. Stone to the Board of Directors and on the proposal to amend the Articles of Incorporation?

A:           Our Board of Directors unanimously recommends that shareholders vote FOR the re-election of each of these nominees to the Board as a Class III director at this year’s annual meeting and FOR the proposal to amend the Articles of Incorporation.

Q:           Where can I get a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008?

A:           A copy of our 2008 Annual Report is being furnished along with this proxy statement which incorporates WGNB Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 in its entirety.   You may obtain copies of the filings that we have made with the Securities and Exchange Commission free of charge upon written request to:  Steven J. Haack, Corporate Secretary, WGNB Corp., P.O. Box 280, Carrollton, Georgia  30112, or by telephone at (770) 830-2945.  You may also download a copy of the Company’s Annual Report on Form 10-K and other filings from our website, www.fnbga.com.   Click on the Investor Relations tab and choose “Annual Report”.

If the person requesting the Annual Report on Form 10-K was not a shareholder on April 30, 2009, the request must include a representation that the person was a beneficial owner of our common stock on that date.  Copies of any exhibits to the Annual Report on Form 10-K will also be furnished on request and upon payment of our expenses in furnishing the exhibits.

Q:           Where is the Company’s common stock traded?

A:           Our common stock is currently traded on the NASDAQ Capital Market under the trading symbol “WGNB”.

NOMINATION AND ELECTION OF DIRECTORS
(Proposal One)

The Board of Directors currently consists of fourteen members and is divided into three classes, with the term of each class staggered so that in any given year approximately one-third of the total Board membership stands for re-election.  On August 12, 2008, we voted to increase the size of the Board from twelve persons to fourteen persons.  Board members continue to be elected for a three-year term and serve until their successors are duly qualified and elected.  The terms of our current Class III directors (including Gelon E. Wasdin and William W. Stone who filled the vacancies created by the Board increase) will expire at the annual meeting.  The terms of the current Class I and Class II directors will expire at the 2010 and 2011 annual meetings, respectively.

The persons named in the enclosed proxy will vote FOR the five nominees named below under “Nominees for Directors” as the five Class III Directors, unless instructed otherwise in the proxy. The persons receiving the greatest number of votes, up to the number of directors to be elected, shall be the persons elected as Class III directors.  Each director is to hold office until the 2012 Annual Meeting of Shareholders and until his or her successor is duly qualified and elected.

The names and certain information concerning the persons to be nominated to become Class III directors by the Board of Directors at the meeting (and information regarding the current Class I and Class II directors which are not up for election at the meeting) are set forth below. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW UNDER “NOMINEES FOR DIRECTORS”.  It is intended that shares represented by the proxies will be voted FOR the election to the Board of Directors of the persons named below unless authority to vote for nominees has been withheld in the proxy.  Although each of the persons nominated has consented to serve as a director if elected and your Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors.  The following information regarding our directors (including the nominees) and executive officers is relevant to your consideration of the slate proposed by your Board of Directors.

Nominees For Directors

The nominees for the Class III directors (each of whom is currently a director of WGNB Corp.) are:

Grady W. Cole
H. B. “Rocky” Lipham, III
Mary M. Covington
Gelon E. Wasdin
William W. Stone

Continuing Members of the Board of Directors

Class I directors, whose terms expire at the 2010 Annual Meeting of Shareholders, consist of Wanda W. Calhoun, L. Richard Plunkett, Donald C. Rhodes and Thomas T. Richards.  Class II directors, whose terms expire at the 2011 Annual Meeting of Shareholders, consist of W. Thomas Green, Jr., Randall F. Eaves, Loy M. Howard, R. David Perry and J. Thomas Vance.

Information as to Nominees, Other Directors and Executive Officers

The following table provides biographical information for each director, including each nominee for director, and executive officer of the Company.  All of our executive officers are chosen by the Board of Directors and serve at the Board's discretion.  Except as otherwise indicated, each individual has been or was engaged in his or her present or last principal occupation, in the same or a similar position, for more than five years.

Name	Age	Position with the Company and Principal Occupation

W. T. Green, Jr.	64
Mr. Green is our Chairman of the Board and has served as a director of the Company and the Bank since 1988.  He is a 1966 graduate of the University of Georgia and is Chairman and CEO of Greenway Medical Technologies, a software company located in Carrollton, Georgia that designs computer software applications for healthcare providers.  Mr. Green is past Chairman of the Tanner Medical Foundation and a former member of the Board of Trustees of the University of West Georgia Foundation.  He is past President of the Carrollton Rotary Club and Sunset Hills Country Club.

Wanda W. Calhoun	49
Ms. Calhoun has served as a director of the Company and the Bank since December 2002.  Ms. Calhoun is a retired elementary school teacher.  She holds both a bachelor and masters degree in education from the University of West Georgia.  Ms. Calhoun currently serves on the Board of Directors of the Tanner Medical Foundation.  She also serves on the Board of the LGA at Sunset Hills Country Club and is committee member for the University of West Georgia A-Day campaign.

Grady W. Cole	56
Mr. Cole has served as a director of the Company and the Bank since 1992.  Mr. Cole is President and CEO of Carroll Realty and Insurance Company where he has been employed since 1978.  He is a graduate of the University of Georgia with a BBA in Finance.  Mr. Cole currently serves as a director of the Tanner Medical Foundation and is a past director of the Carrollton Rotary Club and the University of West Georgia Foundation.  He is also a past director of the Carrollton City Schools Educational Foundation.

Mary M. Covington	61
Ms. Covington joined as a director of the Company and the Bank in connection with the July 1, 2007 completion of our merger with First Haralson Corporation.  She holds the position of Vice Chairman of WGNB Corp. and the Bank and also serves as Executive Vice President of the Company and the Bank.  Before the merger, she had been Executive Vice President of First National Bank of Georgia since 1991.  She began working for First National in 1980, and served as its director since 1983.  She also served as President of First Haralson Corporation since 1990.  Ms. Covington graduated with a BA degree from Florida State University.  She obtained post-graduate degrees from the Graduate School of Banking of the South at Louisiana State University as well as an MBA from the University of West Georgia.  Ms. Covington is very active in the Community Bankers Association of Georgia and has served as its state Chairman.  She also serves on the boards of Tanner Medical Center, Carroll County Hospital Authority, Carroll Tomorrow Economic Foundation, Richards College of Business at the University of West Georgia, and the Community Foundation of West Georgia.  She is a Trustee for the University of West Georgia Foundation.

Randall F. Eaves	57
Mr. Eaves joined as a director of the Company and the Bank in connection with the July 1, 2007 completion of our merger with First Haralson Corporation.  He also serves as President of both the Company and the Bank. Mr. Eaves was employed with First National Bank of Georgia since 1974 and served as its director since 1987.  He is a graduate of the University of West Georgia with a BBA in Business Administration and the Graduate School of Banking of the South at Louisiana State University. He is a member and past president of the Bremen Rotary Club and the Haralson County Chamber of Commerce. He is on the Board and is Secretary/Treasurer of the Georgia Bankers Association.

Loy M. Howard	49
Mr. Howard has served as a director of the Company and the Bank since 2007.  Mr. Howard is President and CEO of Tanner Health System.  He has been in healthcare administration since 1987.  Mr. Howard is a certified public accountant with an MBA from the University of South Carolina, a BA in accounting from the University of West Florida and is a graduate of Leadership Georgia.  Mr. Howard is the co-founder and current chairman of the Carroll Tomorrow Foundation and former chair of the Carroll County Chamber of Commerce and Oak Mountain Academy.  He is a board member of the Georgia Chamber of Commerce and University of West Georgia Foundation.

H. B. Lipham, III	43
Mr. Lipham became a director of the Company in 2006 and in 2007 was named as its Chief Executive Officer and President.  He joined the Bank in 1994 and was appointed to the Board of Directors and assumed the position of President of the Bank in 2004.  In 2006, he was named Chief Executive Officer of the Bank.  Mr. Lipham holds a BBA in Accounting from the University of West Georgia and is a graduate of the University of Georgia Banking School.  Mr. Lipham serves on the Boards of Directors of the Tanner Medical Foundation, United Way of Douglas County, Carroll County Chamber of Commerce, Oak Mountain Academy, University of West Georgia Foundation, Carroll Tomorrow Foundation and Alice’s House Community Children’s Home.  He is also a member of the Douglas County Chamber of Commerce and past chair of the University of West Georgia Annual A-Day Scholarship Drive.  Professional organizations include the Board of Directors of the Community Bankers Association of Georgia, as well as membership in the Political Action Committee Board of the Georgia Bankers Association.\

R. David Perry	68
Mr. Perry is a director of the Company and the Bank.  He has been a director of the Company since 1984 and a director of the Bank since 1980.  He is a retired pharmacist and graduated from the University of Georgia in 1962 with a BS in Pharmacy.  Mr. Perry practiced pharmacy for twenty-five years and owned Perry’s Westside Pharmacy in Carrollton.  After retiring from pharmacy, he served as interim Executive Director of the Carroll County Chamber of Commerce and training consultant for the University of West Georgia Continuing Education Department.  In 1988, Mr. Perry was elected as sole Commissioner of Carroll County and later served as the Chairman of the Board of Commissioners of Carroll County.  He also held elected positions as Chairman of the Democratic Executive Committee of Carroll County and member of the City of Carrollton Board of Education.  He served as President of the Carrollton Jaycees and a member of Carrollton Kiwanis Club and Carrollton Rotary Club.  He served on the Quorum Health Advisory Board, the State of Georgia Environmental Facilities Authority, the Chattahoochee Flint Development Authority, the City of Carrollton Zoning Board and the Recreation Commission.  Mr. Perry is past Chairman of the Board of Directors of Tanner Medical Center, and a member of the Board of Directors of Systems and Methods, Inc., a computer software company.

L. Richard Plunkett	66
Mr. Plunkett has served as a director of the Company and the Bank since 1992.  He is president of Plunkett & Associates, a money management and investment firm.  He is a graduate of Brown University and received his MBA in Finance, from Georgia State University.  He earned his Chartered Financial Analyst certification in 1973.   Mr. Plunkett is a member of the Association for Investment Management and Research and the Society of International Business Fellows.  He is a member of the Board of Trustees of the Michael C. Carlos Museum and Mercer University and serves as the Chairman of the University’s Finance Committee.  He is also a board member of Kids Peace.

Donald C. Rhodes	64
Mr. Rhodes joined as a director of the Company and the Bank in connection with the July 1, 2007 completion of our merger with First Haralson Corporation. He had been employed with First National Bank of Georgia since 1999 as its Business Development Officer and served as its director since 1983.  Beginning 1999, Mr. Rhodes served in the capacity of Chairman for First National Bank.  Prior to joining First National Bank, Mr. Rhodes owned and operated City Lumber Company, Inc. from 1967 to 1998.  He is a graduate of Auburn University with a BS in Business Administration.  He is a member and past president of the Bremen Rotary Club and past Chairman and on the board of the Haralson County Development Authority. He has served on the Board of West Central Technical College.

Thomas T. Richards	68
Mr. Richards has served as a director of the Company and the Bank since 1984.  He is a graduate of Georgia Institute of Technology with a BS in Industrial Management and earned his MBA from the Harvard Business School.  He is the President of Richards Mortgage Servicing and is a member of the Board of Directors of Greenway Medical Technologies.  He is also a board member of Tanner Medical Foundation and Community Foundation of West Georgia.

William W. Stone	43
Mr. Stone has served as a director of the Company and the Bank since 2008.  He serves as president and chief financial officer of Systems & Methods Inc. (SMI) and manages all administrative and financial aspects of the business.  He has also been active with affiliations such as Kennesaw State University Family Enterprise Center, Carroll County Chamber of Commerce Leadership Academy, and Community Foundation of West Georgia, among others.

J. Thomas Vance	62
Mr. Vance has served as a director of the Company and the Bank since 1991.  He graduated from the University of Georgia in 1968 with a BS in accounting.  He is also a graduate of the University of Georgia School of Law and is a partner with the law firm of Tisinger Vance, PC where his practice concentrates in the areas of business, family, municipal and healthcare law.  He serves as General Counsel to Tanner Medical Center, Greenway Medical Technologies and Systems and Methods.  He currently serves on the board of the Georgia World Congress Center Authority, on the board of visitors of the Richards College of Business at the University of West Georgia and is a trustee of the University of West Georgia Foundation.

Gelon E. Wasdin	61
Mr. Wasdin has served as a director of the Company and the Bank since 2008.  He has served as a director of First National Bank of Georgia since 2006.  He is a Certified Public Accountant and graduated from Florida State University in 1969 with a B.S. in Accounting.  Mr. Wasdin was a principal and employee of a local accounting firm for twenty-four years.  In 1994, he became chief financial officer and a member of the board of directors for Superior International Industries, Inc., in Carrollton, a manufacturer of commercial and soft style play equipment and related components serving until 2000.  Mr. Wasdin currently offers advisory services to middle market and small companies and in the areas of investments and acquisitions.

Steven J. Haack	49
Mr. Haack is Senior Executive Vice President, Chief Financial Officer and a director of the Bank and Secretary/Treasurer of the Company.  He has been employed by the Bank as its Chief Financial Officer since January, 1995 and has served as Secretary/Treasurer of the Company since 1998.  Mr. Haack holds a BBA in Accounting from Iowa State University and he has held senior management positions in banking since 1989.  Prior to his banking career, he practiced as a Certified Public Accountant in Atlanta.

Robert M. Gordy	48
Mr. Gordy is Executive Vice President and Chief Credit Officer of the Bank.  He joined the Bank in November 2005, bringing 26 years of banking experience. Prior to joining the Bank he worked for 22 years in various roles with a Synovus Financial Corp. affiliate in Carrollton, most recently serving as its Chief Credit Officer.  Mr. Gordy holds a BBA in Business Administration from Columbus State University, and is a graduate of the Georgia Bankers Association Banking School and the GBA Commercial Lending School.

W. Galen Hobbs, Jr.	50
Mr. Hobbs is Executive Vice President of Commercial Lending of the Bank. He has been employed by the Bank in various capacities since 1991. Mr. Hobbs holds a BA in Economics from Hampden-Sydney College and an MBA from the University of West Georgia.  He is a graduate of the Graduate School of Banking of the South at Louisiana State University.  Mr. Hobbs is a member of the West Carrollton Enterprise Zone Committee and is a member of the Carrollton Rotary Club.  He is also a board member of the University of West Georgia Alumni Association and on the advisory board of the Burson Center and member of the Small Business Committee of the Carroll County Chamber of Commerce.

William R. Whitaker	40
Mr. Whitaker serves as Executive Vice President of Commercial Lending of the Bank. He has been employed by the Bank in various capacities since joining the Bank in 1995. Mr. Whitaker holds a BBA in Accounting from Georgia Southwestern State University. He is a 1994 graduate of the University of Georgia Advanced Compliance School and a 2000 graduate of the Graduate School of Banking of the South at Louisiana State University. He is a past member of the Board of Directors of the Carrollton Kiwanis Club, the Carroll County Chamber of Commerce, the Georgia State Homebuilders Association and the Northwest Central Georgia Homebuilder Association. Mr. Whitaker has previously served as President of the Villa Rica Kiwanis Club and is the current President of the Villa Rica Sertoma Club.

CORPORATE GOVERNANCE

The Board of Directors has taken active steps to ensure that the Company is in full compliance with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), all implementing rules and regulations of the Securities and Exchange Commission (“SEC”), and the listing standards and Marketplace Rules of the NASDAQ Stock Market (the “NASDAQ Rules”), and to implement such non-obligatory corporate governance measures as are determined to be appropriate in light of the nature of our operations.

Attendance at Meetings and Board Committees

The Board of Directors conducts its business through the meetings of its Board and through activities of certain committees.  The Board of Directors has determined that all of its current directors, except Messrs. Lipham, and Eaves and Ms. Covington, are “independent”, as that term is currently used in the NASDAQ Rules.  Accordingly, the Board of Directors is comprised of a majority of independent directors as required by the NASDAQ Rules.  In making its determination, the Board has concluded that none of the members deemed to be “independent” has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board of Directors meets quarterly on a regularly scheduled basis and may have additional special meetings as circumstances require.  During the fiscal year ending December 31, 2008, the Board of Directors met 14 times.  No director attended fewer than 75% of the meetings of our Board of Directors held during the year ended December 31, 2008 or fewer than 75% of the meetings held by committees on which he or she served during such fiscal year.

Board Committees

In addition to our Executive Committee, the WGNB Corp. Board currently has, and appoints members to, an Audit Committee, an Executive Compensation Committee and a Nominating Committee. Each member of these committees is independent as defined by applicable NASDAQ and SEC rules (including, with respect to our Audit Committee, SEC Rule 10A-3(c)). The current members of these committees are identified below:

Director	Audit	Compensation	Nominating

W.T. Green, Jr. (Chair)
Wanda W. Calhoun		X	X
Grady W. Cole		X
Mary M. Covington
Randall F. Eaves
Loy M. Howard	X	X
H.B. Lipham, III
R. David Perry	X	X
L. Richard Plunkett	X		X
Donald C. Rhodes			X
Thomas R. Richards	X
William W. Stone		X
J. Thomas Vance		X
Gelon E. Wasdin	X

Executive Committee.  The Executive Committee acts on items requiring Board approval between meetings and coordinates the work of the other committees.  Upon the recommendation of our Executive Compensation Committee (which is comprised solely of independent directors), the independent members of the Executive Committee also have final approval on all matters relating to the evaluation and compensation of our Chief Executive Officer and other executive officers. Our Executive Committee met 3 times during the 2008 fiscal year.

Nominating Committee.  The function of the Nominating and Board Review Committee (“Nominating Committee”) is to select, screen and recommend to the Board nominees for election as directors, including any nominees proposed by shareholders who have complied with the notice procedures set forth in our Bylaws.  The Nominating Committee also has ongoing responsibility for Board performance, ensuring individual Board member’s continuing commitment to the Board and our goals and objectives.  Additional functions include regularly assessing the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise.  In the event that vacancies are anticipated, or otherwise arise, the Nominating Committee will consider various potential candidates for director.  Candidates may come to the attention of the Nominating Committee through current Board members, shareholders, or other persons.  The Nominating Committee has not paid fees to any third party to identify, evaluate, or to assist in identifying or evaluating, potential nominees, but is not prohibited from doing so, should it be determined necessary in the future.  The Nominating Committee met 2 times during the 2008 fiscal year.  The Nominating Committee operates under a written charter, a copy of which is available on our website www.fnbga.com.

Nomination Criteria.  In its consideration of Board candidates, the Nominating Committee considers the following criteria:  candidate’s knowledge of the banking business; involvement in community, business and civic affairs; financial, regulatory and business experience; integrity, honesty and reputation.  As to the makeup of the Board in general, age, diversity, size of the Board of Directors and regulatory obligations are additional considerations taken into account.  In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews such directors’ overall service to WGNB during their term, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet the independence standards set forth in the Sarbanes-Oxley Act, SEC and NASDAQ Rules.  In the case of new director candidates, the questions of independence and financial expertise are important to determine what roles can be performed by the candidate, and the Nominating Committee determines whether the candidate meets the independence standards set forth in the Sarbanes-Oxley Act, SEC and NASDAQ Rules, and the level of the candidate’s financial expertise.  Candidates are interviewed by the Nominating Committee, and if approved, then by all other members of the Board.  The full Board approves the final nomination(s) based on recommendations from the Nominating Committee.  The Chairman of the Board, acting on behalf of the full Board, will extend the formal invitation to become a nominee of the Board of Directors.  Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.

Shareholder Nomination Procedures.  The Nominating Committee will consider director candidates recommended by the shareholders.  The Company’s Bylaws set forth procedures that must be followed by shareholders seeking to make nominations for directors.  Generally, in order for a shareholder of the Company to make a nomination, he or she must give written notice to our Secretary so that it is received at least 120 calendar days prior to the first anniversary of the date the Company’s proxy statement is sent to the shareholders in connection with the previous year’s annual meeting of shareholders.  If no annual meeting of shareholders was held in the previous year (or if the date of the annual meeting of shareholders was changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement), the notice must be received by us at least 150 calendar days prior to the date of the annual meeting.  The shareholder’s notice must set forth as to each nominee:  (i) the name, age, business address and residence address of such nominee; (ii) the principal occupation or employment of such nominee; (iii) the number of shares of WGNB’s common stock which are beneficially owned by such nominee; and (iv) any other information relating to such nominee that may be required under federal securities laws to be disclosed in solicitations of proxies for the election of directors (including the written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serve as a director if elected).  The shareholder’s notice must also set forth as to the shareholder giving notice: (i) the name and address of such shareholder; and (ii) the number of shares of WGNB’s common stock which are beneficially owned by such shareholder.

If the information supplied by the shareholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the annual meeting may determine that such shareholder’s nomination should not be brought before the meeting and that such nominee shall not be eligible for election as a director of WGNB.  The Nominating Committee will not alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder or not.

Executive Compensation Committee.  The functions of the Executive Compensation and Management Succession Committee (“Executive Compensation Committee”) include the recommendation of compensation levels and officer titles for final approval by the independent directors serving on the Executive Committee and the review and facilitation of any management transition.  The Executive Compensation Committee met 3 times during the 2008 fiscal year. The Executive Compensation Committee operates under a written charter, a copy of which is available on our website www.fnbga.com.

Audit Committee.  The Compliance, Audit and Examination Committee (“Audit Committee”) reviews the internal accounting procedures of the Company and engages, consults with and oversees the services provided by our independent auditor.  The Audit Committee met 12 times during the 2008 fiscal year.  See Report of the Audit Committee for further information regarding this committee and its operations.  The Audit Committee operates under a written charter, a copy of which is available on our website www.fnbga.com.

Executive Sessions of the Board

The Board has formally adopted a policy of meeting in executive session, with only independent directors being present, at regularly scheduled intervals.  In practice, and during fiscal 2008, the independent directors met in executive session on at least a semi-annual or more frequent basis if needed. There were 2 executive sessions during 2008.

Codes of Conduct

The Board has approved and we have adopted a Code of Business Conduct and Ethics, applicable to all of our directors, officers and employees.  This Code is available on our website, www.fnbga.com.  The Board, or a committee of independent members, is responsible for reviewing and approving or rejecting all requested waivers to the Code, as such waivers may apply to any of our executive officers or directors.  Any waivers will be disclosed on our website and on Form 8-K to the extent required by the NASDAQ Rules.

The Board has approved and we have adopted an additional Code of Ethics, applicable to our Chief Executive Officer and Chief Financial Officer, relating to dealings with WGNB’s auditors and the preparation of our financial statements and other disclosures made to the public under SEC rules and regulations.  This Code is available on our website, www.fnbga.com.  Click on the Investor Relations tab.  The Board, or a committee of independent members, is responsible for reviewing and approving or rejecting all requested waivers to the Code, as such waivers may apply to our executive officers or directors.  Any waivers will be disclosed on our website and on Form 8-K to the extent required by the NASDAQ Rules.

Communications with the Board of Directors and Attendance at Annual Meeting.

The Board of Directors maintains an informal process for shareholders to communicate with the Board of Directors.  Shareholders wishing to communicate with the Board of Directors should send any communication to WGNB Corp., Attention: Steven J. Haack, Corporate Secretary, P.O. Box 280, Carrollton, Georgia  30112.  Any such communication must state the number of shares beneficially owned by the shareholder making the communication.  The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

Although we do not have a formal policy requiring them to do so, all of the members of the Board of Directors are encouraged to attend the annual meeting of shareholders.  At the 2008 annual meeting, all of our directors were in attendance.

AUDIT COMMITTEE REPORT

The Board of Directors has appointed an Audit Committee consisting of Messrs. L Richard Plunkett, Chairman, Thomas T. Richards, Loy M. Howard, R. David Perry, and Gelon E. Wasdin, all of whom are financially literate and independent (as those terms are defined by NASDAQ Rules and SEC Rule 10A-3(c)).  The Board of Directors has determined Mr. Plunkett and Mr. Wasdin to be the “audit committee financial experts” (as that term is defined in pertinent regulations).

Under the Sarbanes-Oxley Act, the Audit Committee is directly responsible for the selection, appointment, retention, compensation and oversight of our independent accountants, including the pre-approval of both audit and non-audit services (including fees and other terms), and the resolution of disagreements between management and the auditors regarding financial reporting, accounting, internal controls, auditing or other matters.

In carrying out its role, the Audit Committee (i) makes such examinations as are necessary to monitor our financial reporting, our external audits and our process for compliance with laws and regulations, (ii) provides to the Board of Directors the results of our examinations and recommendation derived therefrom, (iii) proposes to the Board of Directors improvements in internal accounting controls, (iv) reviews the results and scope of the annual audit of our financial statements conducted by WGNB’s independent accountants, (v) reviews the scope of other services provided by our independent accountants, and (vi) provides to the Board of Directors such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention.

The Audit Committee also maintains a telephone “hotline” by which it can receive, on an anonymous and confidential basis, complaints regarding accounting, internal accounting controls and other auditing matters, including any concerns regarding questionable accounting, auditing or other matters that our employees, and non-employees, may have.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls, and for the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America.  WGNB’s independent auditors are responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financials statements with accounting principles generally accepted in the United States of America.  The Audit Committee monitors and reviews these processes, and reviews the Company’s periodic reports and quarterly earning releases before they are filed with the SEC, but is not responsible for the preparation of the Company’s financial statements.

The Audit Committee is authorized to engage and determine funding for independent counsel and other advisors it determines necessary to carry out its duties.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements included in WGNB’s Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.  However, members of the Audit Committee are not employees of WGNB and have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements.  The Audit Committee also discussed with representatives of Porter Keadle Moore, LLP, our independent auditors for fiscal 2008, the overall scope and plans for their audit of WGNB’s financial statements for fiscal 2008.  The Audit Committee met with Porter Keadle Moore, LLP, with and without our management present, to discuss whether any significant matters regarding internal controls over financial reporting had come to the auditors’ attention during the conduct of the audit, and the overall quality of our financial reporting.

The Chairman of the Audit Committee met with our Chief Executive and Chief Financial Officers to discuss their review of the Company’s disclosure controls and procedures and internal controls in connection with the filing of periodic reports with the SEC.

The Audit Committee reviewed with Porter Keadle Moore, LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company's financial statements, changes in accounting policies, sensitive accounting estimates, accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States), including the matters required to be discussed by SAS 61 (Communication with Audit Committees), as amended.

In addition, the Audit Committee has discussed with Porter Keadle Moore, LLP, their independence from management and the Company including the matters in the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.  The Audit Committee considered, among other things, whether the services Porter Keadle Moore, LLP, provided to WGNB beyond their audit of the Company’s financial statements was compatible with maintaining Porter Keadle Moore, LLP’s independence.  The Audit Committee also considered the amount of fees Porter Keadle Moore, LLP received for audit and non-audit services.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Board approved that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

By the Audit Committee of the Board of Directors:

L. Richard Plunkett, Audit Committee Chairman
Loy M. Howard, Audit Committee Member
R. David Perry, Audit Committee Member
Thomas T. Richards, Audit Committee Member
Gelon E. Wasdin, Audit Committee Member

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past year, First National Bank of Georgia, as the Company’s subsidiary, has had banking transactions in the ordinary course of its business with its directors and officers on substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the time for comparable transactions with other unaffiliated customers.  The extensions of credit by the Bank to these persons have not and do not currently involve more than the normal risk of collectability or present other unfavorable features and are in compliance with the Bank’s lending policies and statutory lending limits and applicable regulatory requirements.

We do not intend to enter into any transactions in the future with or involving any of our officers or directors or any members of their immediate family on terms that would be less favorable to us than those that would be available from unaffiliated third parties in arms-length transactions.  We have established an Interested Director Transaction Approval Committee (the “Director Transaction Committee”) jointly with the Bank and delegated to this committee responsibility for reviewing and approving any transaction (other than banking transactions involving the Bank’s normal depository and loan services) involving the Company, the Bank and any director or officer (or member of that individual’s immediate family or other affiliate of the director or officer).  The Director Transaction Committee is made up of 7 directors (2 independent directors from the WGNB Corp. Board and 5 independent directors from the Bank Board), each of whom qualify as a “disinterested director” under Georgia law and are “independent” as that term is defined under NASDAQ Rules.   The Director Transaction Committee has the ultimate authority to evaluate and, where appropriate, approve any proposed transaction between the Company and a director, officer or related party of a director or officer.  In approving a particular transaction, the Director Transaction Committee may consider all factors it deems necessary including the adequacy of the director’s or officer’s required disclosure, the effect the contemplated transaction could have on the ability of the Company to solicit and receive outside bids for similar services, the level of commitment the director or officer is willing to give to warrant or guarantee the goods or performance of services required under the transaction and the difficulty of the Company in enforcing its rights in the event of a dispute or default by the provider of goods or services under the transaction.  For any transaction involving payments that would rise to the level where such transaction would be required to be reported under the securities laws, the Director Transaction Committee is required to perform a market check or solicit at least one competing bid for comparable products or services.

In 2008, we paid Tisinger Vance PC, a law firm in which Mr. Vance is a partner, legal fees in the aggregate amount of $124,100.  Other than the foregoing, there were no transactions in 2007 or 2008 (nor are any expected in the current year) with any of our directors, officers or other related parties that involved amounts that exceeded the lesser of $120,000 or one percent of the Company’s total assets at the end of the past two years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of shares of common stock beneficially owned as of April 28, 2009 by each director and nominee for director, each of the executive officers of WGNB named in the “SUMMARY COMPENSATION TABLE,” all directors and executive officers as a group, and each person known by the Company to be a beneficial owner of more than five percent (5%) of the common stock. Except as otherwise indicated, each beneficial owner has sole voting and investment power with respect to the shares of common stock listed.

Name of Beneficial Owners[1]	Title	Common Stock Owned	Percent of Class

H. B. Lipham, III (a)	CEO and Director – Company CEO and Director – Bank	62,938	1.03%

Wanda W. Calhoun (b)	Director	253,045	4.12%

Grady Woodfin Cole (c)	Director	64,187	1.05%

Mary M. Covington (d)	Executive Vice President and Vice Chairman – Company EVP and Vice Chairman – Bank	122,258	1.99%

W. T. (Tommy) Green, Jr. (e)	Chairman – Company and Bank	107,654	1.75%

Randall F. Eaves (f)	President and Director – Company President and Director – Bank	150,425	2.45%

Loy M. Howard	Director	2,800	*

R. David Perry	Director	81,944	1.34%

L. Richard Plunkett (g)	Director	15,225	*

Donald C. Rhodes (h)	Director	103,358	1.68%

Thomas T. Richards (i)	Director	286,898	4.67%

J. Thomas Vance	Director	28,589	*

William W. Stone (j)	Director	387	*

Gelon E. Wasdin (k)	Director	18,436	*

*  Less than 1%

1  Information relating to beneficial ownership of common stock is based upon “beneficial ownership” concepts set forth in rules of the SEC under Section 13(d) of the Securities Exchange Act of 1934, as amended.  Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security.  A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within sixty (60) days.  Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest.  For instance, beneficial ownership includes stock owned by spouses, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.

Name of Beneficial Owners[1]	Title	Common Stock Owned	Percent of Class

Steven J. Haack (l)	Secretary and Treasurer – Company Senior Executive Vice President, CFO and Director – Bank	42,737	*

Louise Tyus Roberts Jewell (m) 2002 Bowdon Road Carrollton, Georgia		490,308	7.99%

All Executive Officers and Directors as a Group (15 persons) (n)		1,294,222	21.09%

(a)
Includes 75 shares owned by Budding Tree Ltd. and 12,000 shares owned by Lipham Family Investments, which are controlled by Mr. Lipham, 1,420 shares owned jointly with his wife, 780 shares owned jointly with his father and 39,756 options which are currently exercisable.

(b)
Includes 15,765 shares owned by Ms. Calhoun’s minor children and 4,035 shares owned by her husband and 171,465 shares in the J. Whit Walker Testamentary Trust of which Ms. Calhoun is a trustee and 31,282 shares that are attributable to her in the KGW Family Limited Partnership of which she owns 49%.

(c)	Includes 1,000 shares owned by Mr. Cole’s wife.

(d)
Includes 72,875 shares owned by the Hardy S. McCalman Jr. Credit Shelter Trust, of which Ms. Covington is a trustee, 3,200 shares owned by Ms. Covington’s husband and 670 options which are currently exercisable.

(e)	Includes 4,800 shares owned by W. T. Green Jr. Family Limited Partnership of which Mr. Green is the general partner and 488 shares owned by his wife.

(f)	Includes 72,875 shares owned by the Hardy S. McCalman Jr. Credit Shelter Trust, of which Mr. Eaves is a trustee and 1,478 options which are currently exercisable.

(g)	Includes 1,557 shares held by Mr. Plunkett as custodian for his minor children.

(h)	Includes 28,477 shares owned by Mr. Rhodes’ wife.

(i)	Includes 150 shares owned by Mr. Richards’ wife.

(j)	Mr. Stone became a director of the Company on August 12, 2008.

(k)	Mr. Wasdin became a director of the Company on August 12, 2008.

(l)	Includes 37,527 options which are currently exercisable.

(m)	Includes shares held personally and as executrix of the Estate of Oscar W. Roberts, Jr.

(n)	See notes (a) through (m) above.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires the Company's executive officers, directors and 10% shareholders to file reports regarding initial ownership and changes in ownership with the Securities and Exchange Commission and any exchange upon which the Company’s securities are listed. Executive officers, directors and 10% shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.  The Company's information regarding compliance with Section 16(a) is based solely on a review of the copies of such reports furnished to the Company by the Company's executive officers, directors and 10% shareholders.  The Company believes that during the fiscal year ending December 31, 2008, all of its executive officers, directors and 10% shareholders complied with all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Philosophy

Changes to Compensation Programs

All of our compensation programs are designed to attract and retain key employees, motivating them to achieve operating goals and rewarding them  based on performance. However, based on current economic, industry and competitive conditions, we have taken a proactive approach to restructuring these compensation programs. The following are the primary areas in which we have made significant changes:

●	Decreased total compensation of executives by 25% in 2008;

●	Decreased total compensation of directors in 2008 and 2009;

●	No increases in base salary in 2009;

●	No performance-based bonuses or stock options based on 2008 and none issued in 2009;

●	No paid travel for conferences or seminars for outside directors in 2009; and

●	Ceased paying officers’ dues for country club memberships in March 2009.

We continue to believe that the compensation of our executives should reflect their success in attaining key operating objectives. Compensation is based on growth of operating earnings and earnings per share, return on assets, satisfactory results of regulatory examinations, growth or maintenance of market share and long-term competitive advantage, which lead to attaining an increased market price for our stock.  We promote asset quality and believe the performance of executives in managing the Company should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable. The price of our stock will, in the long-term, reflect our operating performance and, ultimately, the management of the Company by our executives. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option and other equity incentive programs. Because we believe the performance of every employee is key to our success, we continue to recognize the importance of maintaining a goals, rewards and expectations oriented environment.

Additional Factors for Deciding Executive Compensation

In addition to consideration of the foregoing factors that drive compensation decisions, we took into account the additional responsibilities our executives took on to address operational issues caused by continuing economic downturn that has negatively affected all financial institutions. These additional responsibilities included:

●	hiring and oversight of additional asset recovery staff including management whose sole responsibility is to manage and reduce non-performing assets as quickly as possible;

●
increased review and revision, as appropriate, of loan portfolio management procedures and processes including loan diversification, increased underwriting standards, intensified loan review and aggressive problem asset identification;

●
increased valuation, collection and inventory reduction efforts with respect to our non-performing loans and foreclosed property in order to maximize the net realizable value of these assets for the shareholders;

●	managing and responding to increased regulatory requirements;

●	raised additional capital through a public offering of our Series A Preferred Stock and the creation of a Dividend Reinvestment Plan; and

●	increased oversight regarding the level of liquidity required to meet customers’ deposit and loan needs.

Overview of Compensation and Process

Elements of compensation for our executives include: salary; bonus; stock incentive awards; 401(k) plan contributions; health, disability and life insurance; and perquisites.  We also assumed and maintain obligations to provide deferred retirement benefits to two of our executives and one director who were former employees of First Haralson.  Base salaries for our executives are initially established in formal employment agreements and are subject to adjustment annually based upon individual performance.  The Compensation Committee typically meets in November and December of each year for the purpose of reviewing executive base salaries.  At these meetings, our Compensation Committee also approves and adopts the management incentive plan for the new fiscal year.  The Compensation Committee considers increases in the consumer price index, social security and independent bank-related salary surveys of peer groups.  No increases in base salary were made based on the reviews undertaken in fiscal 2008.

Our Compensation Committee reviews the history of all the elements of each executive officer’s total compensation over the past several years and compares the compensation of the executive officers with that of the executive officers in an appropriate market comparison group comprised of other bank holding companies and financial institutions similar in size, market capitalization and other characteristics.  Typically, the Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to all of the executive officers.  The Compensation Committee also considers recommendations submitted by other persons serving in a supervisory position over a particular executive officer.  Such executive officers are not present at the time of these deliberations.  The Compensation Committee then makes its formal recommendations to the Executive Committee (including our Chief Executive Officer) which then sets the final compensation for executive officers.  In the case of compensation for our Chief Executive Officer, the Compensation Committee also makes its formal recommendation to the Executive Committee and the independent members of that committee set the appropriate compensation for the Chief Executive Officer, who is not present during that portion of the meeting.

We choose to pay the various elements of compensation discussed in order to attract and retain the necessary executive talent, reward annual performance and provide incentive for primarily long-term strategic goals, while considering short-term performance. The amount of each element of compensation is determined by or under the direction of our Compensation Committee, which uses the following factors to determine the amount of salary and other benefits to pay each executive:

●	performance against corporate and individual objectives set for the previous year;

●	difficulty of achieving desired results in the coming year;

●	value of their unique skills and capabilities to support long-term performance of the Company;

●	performance of their management responsibilities;

●	whether an increase in responsibility or change in title is warranted; and

●	contribution as a member of the executive management team.

These factors assure alignment between our overall compensation and strategic objectives such as securing the potential of our operations, facilitating our entry into new markets, providing proper compliance and regulatory guidance, and creating a cohesive team.

Our allocation between long-term and currently paid compensation is intended to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our Company and our shareholders.  We provide cash compensation in the form of base salary to meet competitive salary norms and reward performance on an annual basis and in the form of bonus compensation to reward performance against specific short-term goals. We provide non-cash compensation to reward performance against specific objectives and long-term strategic goals.

The following items of corporate performance are taken into account in setting compensation policies:

●	corporate earnings per our financial plan;

●	asset quality and loan portfolio management;

●	customer and shareholder satisfaction;

●	regulatory and corporate governance compliance; and

●	achievement of our strategic objectives.

Compensation Consultant

Our Compensation Committee periodically engages the services of a compensation consultant to advise them with respect to the compensation packages of our management group and our Board.  Our most recent compensation review was undertaken in 2005, in which we engaged Clark Consulting to compile a study for the purpose of determining the appropriateness of our compensation relating to our stock option and profit-sharing plans and the methods of calculating base salary and bonuses.  Our consultant was charged, among other things, with conducting a competitive assessment of our executive compensation.  In addition to talking to members of our Compensation Committee, they also contacted certain of our executive officers and other employees in our human resources department to obtain historical data and insight into previous compensation practices.  In preparing its analysis, Clark Consulting reviewed our compensation policies against a peer group consisting of banking institutions comparable in size, complexity and performance ranking.  Other than making a recommendation that the director fees be increased and that we implement a monthly retainer for board members, Clark Consulting concluded that our compensation policy was reasonable and appropriate.  Our Compensation Committee took their recommendations into consideration as well as updated surveys from 2007 peer bank proxy statements as a basis to making changes to the bonus and equity components of executive compensation for fiscal 2008.   After March 2008, however, the Board elected to reduce their director Board meeting and committee and retainer fees by approximately 25%.  Further, director retainers were eliminated effective February 2009.

Compensation Realized by Named Executive Officers for 2008

The Summary Compensation Table on page 21 provides compensation information for each named executive officer as required by SEC rules.  However, the Summary Compensation Table includes amounts that reflect the theoretical fair value of option awards. Based on the current value of our common stock compared to the exercise price of these options, no outstanding options have any value that could be realized by our executives.  The following table reflects only compensation realized by each named executive officer for 2008 and is not a substitute for the Summary Compensation Table (which, in addition to the amounts reported below, includes amounts relating to outstanding options as required by SEC rules).  In addition, it is not part of the compensation tables that we are required by SEC rules to present in this proxy statement.

TABLE OF REALIZED COMPENSATION

Name and Principal Position	Year	Base Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

H.B. Lipham III, CEO of WGNB Corp. and Bank	2008	$300,000	-	$14,840	$55,225	$370,065

Randall F. Eaves, President of WGNB Corp. and Bank	2008	$240,000	-	$6,615	$104,831	$351,446

Steven J. Haack, Secretary & Treasurer of	2008	$210,000	-	$13,230	$37,053	$260,283
WGNB Corp. and CFO of Bank

Mary M. Covington, Executive Vice	2008	$80,000	-	-	$79,032	$159,032
President of WGNB Corp. and Bank

* See footnotes to Summary Compensation Table

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Base Salary ($)	Bonus ($)	Option Awards ($)(a)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(c)		Total ($)

H.B. Lipham III, CEO of	2008	$300,000	-	$55,878	$14,840	$55,225		$425,943
WGNB Corp. and Bank	2007	$221,154	$26,538	$72,501	$167,447	$66,934		$554,574

Randall F. Eaves, President	2008	$240,000	-	$24,908	$6,615	$104,831	(b)	$376,354
of WGNB Corp. and Bank *	2007	$90,000	$10,800	-	$59,536	$136,989	(b)	$297,325

Steven J. Haack, Secretary &	2008	$210,000	-	$49,815	$13,230	$37,053		$310,098
Treasurer of WGNB Corp. and CFO of Bank	2007	$170,000	$20,400	$65,254	$149,569	$45,126		$450,349

Mary M. Covington,	2008	$80,000	-	$11,296	-	$79,032	(b)	$170,328
Executive Vice President of WGNB Corp. and Bank *	2007	$37,500	$4,500	-	-	$261,633	(b)	$303,633

* Joined WGNB Corp. and Bank effective July 1, 2007

(a)
See Notes 1 and 14, “Stock Compensation Plans”, in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 11, 2009 for the relevant assumptions under SFAS No. 123 (R), “Share-Based Payments” used to determine the valuation of our option awards.  However, no outstanding options had intrinsic value as of December 31, 2008.

(b)
Includes a $53,208 change as to Mr. Eaves and a $39,158 change as to Ms. Covington in pension value of amounts credited to the executive’s account for retirement benefits. The Company assumed a post-retirement benefit plan to provide retirement benefits to First Haralson key officers. See Note 15 “Supplemental Employee Retirement Plan”, in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 11, 2009.

(c)
For 2008, amounts shown include:  (i) matching contributions made under our 401(k) plan on behalf of the named executive officers as follows:  Mr. Lipham - $15,500; Mr. Eaves - $14,797; Mr. Haack - $13,394; Ms. Covington - $4,800 (ii) country club dues; and (iii) auto allowances as follows:  Mr. Lipham - $13,200; Mr. Eaves - $13,200; Mr. Haack - $7,200; Ms. Covington - $10,800.   The amounts for Mr. Lipham, Mr. Eaves, Mr. Haack and Ms. Covington include $21,800, $18,762, $11,700 and $19,963, respectively, in director fees received by them for their service on the Company’s and/or Bank’s Board of Directors.  Included in Mr. Lipham’s and Ms. Covington's director fees are fees received for participating on the Executive Committee and Executive Loan Committee.  Included in Mr. Eaves’ director fees are fees received for participating on the Executive Loan Committee.  None of these directors receives fees for their involvement on any other Company or Bank Board committees.

Base Salary

The Compensation Committee desires to establish salary compensation for our executive officers based on our Company’s operating performance relative to comparable peer companies over a three to five year period.  In setting base salaries for fiscal 2008, we considered salaries paid to executive officers of other bank holding companies and other financial institutions similar in size, market capitalization and other characteristics.  We also considered the additional responsibilities required of our executive officers in managing the increased regulatory and liquidity concerns caused by this challenging economic environment and discussed in detail in the section entitled “Philosphy” above.  The Compensation Committee’s objective is to provide for base salaries that are competitive with the average salary paid by the Company’s peers.  In making its recommendations, the Compensation Committee takes into account recommendations submitted by persons serving in a supervisory position over a particular executive officer.  The Compensation Committee’s recommendations are made to the Executive Committee who approves the compensation for the executive officers.  In the case of compensation for our Chief Executive Officer, the Compensation Committee also makes a recommendation to the Executive Committee and the independent members of that committee approve the appropriate compensation for our Chief Executive Officer who is absent from those discussions.

Bonus and Other Non-Equity Incentive Plan Compensation

Bonus Plans

Our executive officers participate in two bonus plans.  We refer to them as the “profit sharing bonus plan” and the “formula-based executive bonus plan.”  The profit sharing bonus is typically paid to all employees, including executives, upon the discretion of the Board of Directors.  Should earnings of the Company be insufficient, the Board of Directors may elect to forego payment of the profit sharing bonus.  In determining the amount of profit sharing bonus to be paid we first establish a bonus dollar “pool” which is calculated by multiplying the Bank’s pretax profits by 8 percent less the matching contributions paid under our 401(k) plan.  In allocating the total bonus dollar pool to our employees, we have historically divided the bonus dollar pool by the total salaries of all participating employees and apply the percentage derived to each employee’s salary earned for the year.  To qualify for a profit sharing bonus, an employee need only have been an employee and earned salary during the bonus calculation period.  Taking into account the above-described calculation, no profit sharing bonuses were paid  in 2008.

Our formula-based executive bonuses are conditioned upon satisfaction of a combination of stated Company performance objectives.  The amount of such bonuses has historically been determined by the Compensation Committee in accordance with stated performance objectives, subject to ratification by the Executive Committee.  Draws against projected bonuses in prior years were paid to executives on quarterly intervals during the first three quarters of the applicable fiscal year with an additional draw against the projected bonus paid during December of that year.  Any final amounts due an executive for bonus compensation were typically paid during February of the next fiscal year following completion of the Company’s audit for the preceding fiscal year end.  As is the case with base salary, the independent members of the Executive Committee approve all annual formula-based executive bonus compensation for our Chief Executive Officer based on the formula guidelines described below.  However, no formula based bonuses were paid in 2008, with the exception of final amounts due on awarded 2007 bonuses which were payable in February 2008.

There are two types of performance criteria which are factored in the calculations used to determine the formula-based bonuses paid to executives: (i) a “corporate performance” calculation which is applicable to Mr. Lipham, Mr. Eaves, Mr. Haack and one executive officer who is not a named executive officer; and (ii) a “lending performance” calculation which is applicable to certain executive officers who are not a named executive officer.  The corporate performance bonus calculation typically takes into account the following components: return on assets; CAMELS rating (a regulatory rating applicable to the banking industry); total asset growth; and three-year average diluted earnings per share growth.  The lending performance bonus calculation takes into account the following components:  our Community Reinvestment Act rating (a regulatory rating applicable to the banking industry); three-year average diluted earnings per share growth; loan growth; level of thirty-day past due loans; net charged-off loans; and the level of criticized and classified assets.  The lending performance bonus calculation is positively impacted by a good CRA rating, diluted earnings per share growth and loan growth, but is negatively impacted by increased levels of past due loans, net charged-off loans and criticized and classified loans.  If certain of the loan criteria are sufficiently negative, it is possible that no formula-based bonus will be paid the lending executives.  Because those items also typically impact our earnings, poor performance under these loan criteria can negatively impact the bonuses based on corporate performance as well.

In designing the formula-based bonus plan, the Compensation Committee attempts to align the positive or negative impact that the stated performance criteria have on the formula-based bonuses paid to our executives with the positive or negative impact that these components have on shareholder return.  These performance components are weighted individually in deriving an overall bonus factor which is then multiplied by our reported net earnings in determining the bonus amounts to be paid.

Perquisites

Our executives are entitled to few benefits that are not otherwise available to all of our employees.  In this regard it should be noted that, other than with respect to Mr. Eaves, Ms. Covington and Mr. Rhodes as described below, we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

Defined Contribution Plan

We maintain a qualified retirement plan pursuant to Internal Revenue Code Section 401(k) covering substantially all employees subject to certain minimum age and service requirements.  Our 401(k) plan allows employees to make voluntary contributions and provides for discretionary profit sharing and matching contributions by the Company.  The assets of the 401(k) plan are held in trust for participants and are distributed upon the retirement, disability, death or other termination of employment of the participant.  Our Board, in its discretion, determines the amount of any Company profit sharing contributions, and the amount of any matching contributions to be made based on participants’ 401(k) contributions (6% of the participants’ salary in 2008 and 1% of salary beginning January 2009).

Employees who participate in our 401(k) may contribute to their 401(k) account between 1% and 15% (in increments of 1%) of their compensation by way of salary reductions that cannot exceed a maximum amount that varies annually in accordance with the Internal Revenue Code.  The Company also makes available to 401(k) plan participants the ability to direct the investment of their 401(k) accounts (including the Company’s matching contributions) in various investment funds.  Participants’ interests in Company contributions allocated to their accounts vest over five years.

In fiscal 2008, the Company contributed no discretionary profit sharing contributions and $503,708 in matching contributions to the 401(k) plan on behalf of all employees, including executive officers.  These contributions were allocated to the matching contribution accounts in each participant’s 401(k) accounts.  The Company’s contributions to each of the named executive officers are reflected in the “All Other Compensation” column of the above Summary Compensation Table.  All of the Company’s named executive officers who had account balances under the 401(k) plan were 100% vested in their accounts.

Other Items

Each of the Company’s named executive officers received automobile allowances in 2008.  All other officers of the Company receive a position-appropriate gasoline allowance. Prior to March 2009, when the practice was discontinued, the Company paid the monthly country club dues for all of the named executive officers and certain other officers who are responsible for business development.  The dues per officer ranged from $2,000 to $3,700 per year.  All of these amounts are reflected in the “All Other Compensation” column of the above Summary Compensation Table.

Stock Option and Equity Incentive Programs

We believe that our stock option program should be the primary vehicle for offering long-term incentives and rewarding our executive officers. We also regard our stock option program as a key retention tool. This is a very important factor in our determination of the type of award to grant and the number of underlying shares that are granted in connection with that award. Because of the direct relationship between the value of an option and the market price of our common stock, we have always believed that granting stock options is the best method of motivating the executive officers to manage our Company in a manner that is consistent with the interests of our Company and our shareholders.  However, because of the evolution of regulatory, tax and accounting treatment of equity incentive programs, we realize the importance of having the ability to utilize other forms of equity awards as we may deem necessary.

Stock Options Granted

We grant stock awards to our executive officers and have the ability to include key non-executive officers based upon their performance and the discretion of the Board.  Each year the executive officers execute a stock option agreement to document the terms of the grant. The Compensation Committee has approved a calculation methodology for the annual granting of stock options to executives but retains the discretion to change the calculation methodology in the future.  In determining the number of stock options awarded to our named executive officers and other eligible executive officers for a particular year, we first divide the amount that the individual earned for the immediately preceding fiscal year as a formula-based executive bonus by the weighted average share price for our Common Stock for the 90 days preceding the grant date.  We then multiply that number by a factor of two.  Options are typically exercisable 20 percent per year for five years from the date of grant and expire ten years from the date of grant.  All options are intended to be qualified stock options as defined under Section 422 of the Internal Revenue Code of 1986, as amended.   No options were awarded in 2009 based on 2008 results.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options Exercisable (#)(a)	Number of Securities Underlying Unexercised Options Unexercisable (#)(a)	Option Exercise Price ($)(b)	Option Expiration Date (c)
H.B. Lipham III, CEO	432		13.33	2/9/2009
	783		14.33	1/10/2010
	1,235		15.00	1/8/2011
	2,364		16.00	2/11/2012
	2,499		16.66	2/10/2013
	7,625		16.66	2/10/2013
	2,288	573	19.25	2/9/2014
	5,806	3,871	19.62	2/3/2015
	4,529	6,795	24.99	2/13/2016
	2,269	9,077	29.91	2/12/2017
	-	16,581	17.90	2/10/2018
Randall F. Eaves, President	-	7,391	17.90	2/10/2018

Steven J. Haack, CFO	480		13.33	2/9/2009
	822		14.33	1/10/2010
	1,589		15.00	1/8/2011
	3,614		16.00	2/11/2012
	4,342		16.66	2/10/2013
	7,625		16.66	2/10/2013
	2,993	748	19.25	2/9/2014
	2,488	1,659	19.62	2/3/2015
	3,624	5,435	24.99	2/13/2016
	2,042	8,170	29.91	2/12/2017
	-	14,782	17.90	2/10/2018
Mary M. Covington, EVP	-	3,352	17.90	2/10/2018

(a)	Options become exercisable five years after date of grant
(b)	No outstanding options had intrinsic value as of December 31, 2008
(c)	The expiration date of each option occurs ten years after the date of grant of each option

Option Exercises

None of our named executive officers exercised any stock options during 2008.

Post-Employment Compensation

Retirement Benefits

We typically do not provide pension arrangements or post-retirement health coverage for our executives or employees. We are, however, required to continue Ms. Covington’s and Mr. Rhodes’ health coverage.  Our executive officers are eligible to participate in our 401(k) contributory defined contribution plan. In any plan year, we will contribute to each participant a matching contribution up to 6% of the participant’s compensation that has been contributed to the plan and up to 5% of the participant’s compensation, in the Board’s discretion, as an additional Company contribution to the plan.  The discretionary 5% of the participant’s compensation was not paid to any employee in 2008.  All of our executive officers participated in our 401(k) plan during fiscal 2008 and received matching contributions.  Effective January 2009, the matching contribution was reduced from 6% of a participant’s salary to 1% for all employees including executive officers.

In connection with our acquisition of First Haralson Corporation, we assumed an obligation to provide retirement benefits to Mr. Eaves and Ms. Covington, two of our named executive officers, and Mr. Rhodes, one of our directors, as well as other First Haralson employees we acquired who were then beneficiaries, under a non-qualified deferred compensation plan (“Supplemental Executive Retirement Benefit Agreement’) maintained by First Haralson Corporation.  All participants are fully vested.

Under the Supplemental Executive Retirement Benefit Agreement, when a participant retires, we will pay to the participant a fixed annual amount for 20 years (payable in equal monthly installments).  The benefits, based upon seniority and position, range from $38,000 to $90,000 per year and are taxable to the participant. The normal retirement age for purposes of the Supplemental Executive Retirement Benefit Agreement is age 60 for Mr. Eaves, age 62 for Ms. Covington and age 64 for Mr. Rhodes.  The benefits would similarly be payable (but would only commence upon reaching their normal retirement ages) in the event these participants were to be terminated without cause, voluntarily or as a result of his or her disability.  In the event of death, the benefit payments would be payable to the participant’s beneficiary.  In calculating present value for purposes of the above table, we used an FAS discount rate of 5.70% and the GAR-94 mortality table defined in IRS Revenue Ruling 2001-62.  See also Note 15, “Supplemental Employee Retirement Plan”, in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 11, 2009 for additional information regarding this plan.

Employment Agreements

We have entered into formal employment agreements with each of our named executive officers.

Our employment agreements with Mr. Lipham, our Chief Executive Officer, Mr. Eaves, our President, and Mr. Haack, our Chief Financial Officer, each provide for severance benefits in certain instances, including severance benefits equal to the greater of (i) such executive’s base salary, target bonus and profit sharing bonus for the remainder of the employment term or (ii) one and one-half times his annual base salary, target bonus and profit sharing bonus based on the executive’s current base salary at the time of his termination, in the event the executive’s employment is terminated “without cause” or by the executive “with good reason” (each as defined in the respective employment agreement), together with fully-paid health insurance benefits for eighteen months.  If such executive is employed on the date a “change in control” occurs or is terminated without cause in the twelve month period immediately preceding a “change in control” (as defined in the applicable employment agreement), he would also be entitled to severance pay as a result.  In such instance, the executive would be entitled to an amount equal to two times his annual base salary (based on the greater of his base salary on the termination date or his base salary for the fiscal year immediately preceding the date of the change in control) plus two times his bonus and profit sharing bonus earned for the fiscal year which ended immediately preceding the termination date or date of the change in control.

The severance payments referenced above are payable in lump sum, subject only to the execution by the executive of a general release in favor of the Bank and the Company.  The initial term of Mr. Lipham’s employment agreement commenced effective as of May 9, 2006.  His employment agreement provides for an initial term of one year with automatic renewals for additional terms of one year each unless either party gives notice of its intent not to extend the agreement at least ninety days prior to the expiration of the then current term.  The initial term of Mr. Eaves’ employment agreement commenced effective July 1, 2007.  His employment agreement provides for an initial term of three years with automatic renewals for additional terms of three years each unless either party gives notice of its intent not to extend the agreement at least ninety days prior to the expiration of the then current term.  The initial term of Mr. Haack’s employment agreement commenced effective August 8, 2005.  His employment agreement provides for an initial term of three years with automatic renewals for additional terms of three years each unless either party gives notice of its intent not to extend the agreement at least ninety days prior to the expiration of the then current term.

We also have an employment agreement with Mary M. Covington, an Executive Vice President.  Her employment agreement provides for severance benefits in certain instances.  We are not permitted to terminate Ms. Covington for any reason other than cause.  Upon an early termination as a result of a change in control or a termination of the agreement by Ms. Covington for good reason, in addition to any earned but unpaid base salary, vacation, and bonus, Ms. Covington will be eligible to receive the remainder of the salary and bonuses she otherwise would have received for the remainder of the term and for extended coverage under our group health plan until age 65. In the event of an early termination for cause, death or disability, Ms. Covington (or her estate) will receive any earned but unpaid base salary and vacation pay as well as any unpaid incentive bonus and/or profit sharing bonus for the immediately preceding year.  A termination for cause would also entitle her to extended coverage under our group health plan until age 65.  Ms. Covington’s employment agreement commenced July 1, 2007 and provides for a single term that expires December 31, 2009.

All of the employment agreements with our named executive officers were amended on December 31, 2008 for purposes of bringing them into compliance with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and interpretive guidance issued thereunder.  Section 409A is the provision of the tax law enacted in 2004 to govern certain “nonqualified deferred compensation” arrangements that imposes accelerated taxation and additional tax penalties on service providers (including employees and directors) if a covered arrangement does not comply with Section 409A. Although Section 409A’s provisions have been in effect since 2005, final regulations under Section 409A were not issued until 2007 and took effect on January 1, 2009.  The amendments included, among other things, providing that if the named executive officer is deemed to be a “specified employee” (within the meaning of Section 409A), to the extent necessary to avoid the imposition of tax under Section 409A, any payments that are otherwise payable to the executive within the first six months following the effective date of termination, shall be suspended and paid on the first day of the seventh month following such effective date.  Our executives also orally waived any change in control payments for a 12-month period ending March 31, 2010.

DIRECTOR COMPENSATION
Name (a) (b)	Fees Earned or Paid in Cash ($)	All Other Compensation Earnings ($)	Total ($)
W. T. Green, Jr., Chairman	33,575		33,575
Wanda W. Calhoun	14,175		14,175
Grady W. Cole	22,181		22,181
Loy M. Howard	20,094		20,094
R. David Perry	25,394		25,394
L. Richard Plunkett	19,225		19,225
Donald C. Rhodes (c)	23,063	24,600	47,663
Thomas T. Richards	27,238		27,238
William W. Stone (d)	4,763		4,763
J. Thomas Vance	24,731		24,731
Gelon E. Wasdin (d)	24,950		24,950

(a)	Director fees for Mr. Lipham, Mr. Eaves and Ms. Covington have been excluded from this table as they are reported in the Summary Compensation Table under the “All Other Compensation” column.

(b)
We do not make stock awards to our directors as part of their compensation package.  However, directors may elect to receive cash fees earned for service on the Board and various committees in stock.  In 2008, no director elected to receive stock in payment for earned fees.

(c)	Includes the change in pension value of amounts credited to his account for certain retirement benefits we assumed in our merger with First Haralson Corporation.

(d)	Messrs. Wasdin and Stone joined the WGNB Corp. Board in August 2008. Mr. Wasdin’s fees also include his service on the Bank Board for the entire year.

Overview of Director Compensation and Procedures

We review the level of compensation of our non-employee directors on an annual basis. To determine how appropriate the current level of compensation for our non-employee directors is, we have historically obtained data from a number of different sources including:

●	publicly available data describing director compensation in peer companies;

●	survey data collected by our human resources department or from third-party consultants; and

●	information obtained directly from other companies.

We periodically engage outside consultants to review and make recommendations with respect to our compensation, including director compensation.  Our most recent compensation review was undertaken in 2005, when we engaged Clark Consulting to perform an updated study regarding management and director compensation.  Director and committee fees were increased based on recommendations from this study and a monthly retainer was implemented.  These increases in director fees were comparable to other similarly situated publicly traded bank holding companies.

Our directors receive compensation in the form of fees for services performed as directors and members of various committees.  Prior to March 2008, directors received $300 per month as a retainer and were paid an additional $900 for each board meeting attended.  Directors also received $400 per quarter for each WGNB Corp. meeting they attended.  After March 2008 and continuing through January 2009, the retainer, monthly and quarterly attendance fees were reduced to $225, $625 and $300, respectively. Beginning in February of 2009, the retainer, monthly and quarterly attendance fees were further reduced to $0, $600 and $200, respectively.  Directors who served on the various committees were paid fees ranging from $100 to $250 per meeting depending on the particular committee involved.  The Audit Committee chairman received $350 per month and Audit Committee members received $300 per month regardless of the number of meetings held.  The Chairman of the Board also received a flat fee of $3,000 per month through March 2008 when the flat fee was reduced to $2,175 per month through December 2008.  Effective February 2009, his retainer was further reduced to $1,800 per month.  This compensation was in addition to compensation he received for the WGNB Corp. retainer and supplemental board meetings.

AMENDMENT OF THE ARTICLES OF INCORPORATION
(Proposal Two)

On March 10, 2009, our Board of Directors approved an amendment, subject to shareholder approval, to WGNB Corp.’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 20,000,000 to 50,000,000 and the number of authorized shares of preferred stock from 10,000,000 to 20,000,000.  We currently have authorized capital stock of (i) 20,000,000 common shares having no par value per share, of which 6,058,007 shares are outstanding as of the Record Date and (ii) 10,000,000 preferred shares having no par value per share. Our Board of Directors has the authority to designate the preferred shares from time to time into one or more series having such preferences, rights and limitations as they deem appropriate.  To date, we have designated 3,750,000 shares as Series A Convertible Preferred Stock (“Series A Preferred”) for sale in our ongoing public offering.  As of the Record Date, 1,509,100 shares of our Series A Preferred are issued and outstanding.  The public offering has been officially terminated and all remaining unsold shares deregistered.

The Board believes that the increase in authorized common shares and in the preferred shares would provide the Company greater flexibility with respect to its capital structure for such purposes as additional equity financing, and stock based acquisitions.  In accordance with agreements reached with its primary regulators, the Company is seeking to raise additional capital from current or new investors in one or more transactions in order to strengthen its balance sheet and provide for future liquidity.  The Company has interviewed potential capital sources from time to time, which involved various stages of information-sharing conversations.  Should an attractive capital transaction present itself in the future, however, the Board of Directors believes that having additional authorized preferred stock would give the Company greater flexibility in pursuing such a transaction and completing it successfully in a timely and efficient manner.

One funding transaction the Company will continue to pursue whether or not this proposal is approved relates to its application to participate in the Capital Purchase Program (“CPP”), a component of the Troubled Asset Relief Program (“TARP”) established by Congress under the broader Emergency Economic Stabilization Act of 2008 passed in October 2008.  The CPP allows qualifying financial institutions to issue senior preferred shares to the U.S. Treasury in aggregate amounts between 1 percent and 3 percent of the institution's risk weighted assets.   Preferred shares issued under the CPP qualify as Tier 1 capital, will rank senior to the common stock and will pay a cumulative dividend rate of 5 percent per annum for the first five years which resets to a rate of 9 percent per annum after year five.  These preferred shares are non-voting, callable at par after three years, and redeemable prior to the end of three years with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred or common stock.  In conjunction with any purchase of senior preferred shares under this program, the U.S. Treasury will receive warrants to purchase common stock with an aggregate market price equal to 15 percent of the amount of senior preferred shares sold.  The exercise price on the warrants will be the market price of the participating institution's common stock at the time of issuance, calculated on a 20-trading day trailing average.

If the Company’s application to participate in the CPP is successful, the Company would have sufficient authorized preferred stock to issue to the U.S. Treasury.  The Company currently has 6,250,000 shares of undesignated preferred stock available (8,490,900 shares after the unsold Series A Preferred shares are returned to undesignated preferred stock status). Assuming a $20,000,000 sale of preferred stock to the U.S. Treasury (which is the approximate amount pursued under the pending application) at $2.50 per share (which is the approximate average 10-day trading price for our common stock as of the date of this proxy statement), the Company would issue 8,000,000 of those shares leaving only 490,900 shares of preferred stock available for future issuance.

If the Company’s application to participate in the CPP is successful, the Company would similarly have sufficient authorized common stock to issue to the U.S. Treasury in the form of warrants that would accompany any sale of senior preferred shares.  However, depending on the timing of that issuance and the price at which our common stock is then trading, the issuance to the U.S. Treasury of the warrants would likely result in an adjustment to the conversion price of our outstanding Series A Preferred which becomes convertible at the option of the holder beginning September 2011.  Under the terms of our outstanding Series A Preferred, those shares are currently convertible at the election of the holder into shares of our common stock by dividing the $8.00 stated value of the Series A Preferred by the $8.00 initial conversion price (for a one-to-one conversion ratio).  The conversion price will be adjusted to reflect subdivisions or combinations of our common stock such as stock splits, stock dividends, recapitalizations or reverse splits.  The conversion price will also be adjusted if, during the first year following the date we first issued shares of our Series A Preferred stock, we issue additional shares of our common stock, or options, rights, warrants or other securities convertible into or exchangeable for shares of our common stock, at a price per share less than $8.00, except for issuances authorized under existing stock incentive and dividend reinvestment plans and issuances in connection with acquisitions.  Based on the current trading price of our common stock, any warrants issued to the U.S. Treasury in connection with a sale of senior preferred shares would likely have an exercise price well below $8.00.  If our CPP application is approved and the sale of senior preferred shares is completed prior to September 19, 2011, at the time of the closing of the transaction the conversion price of our Series A Preferred would automatically be reduced to the exercise price of the warrants issued to the U.S. Treasury.  The 20,000,000 shares of common stock we currently have authorized, after deducting the 6,058,007 shares that are currently outstanding and 2,559,060 shares reserved for issuance under currently existing agreements (including outstanding stock option agreements and the terms of the Series A Preferred), is sufficient to complete a transaction with the U.S. Treasury but may be insufficient to complete any additional capital raising transactions the Board may choose to pursue.  For example, assuming the same $20,000,000 sale of preferred stock to the U.S. Treasury at $2.50 per share, the Company would issue warrants to purchase common stock equal to 15% of the offering size (resulting in the issuance of 1,200,000 shares of underlying common stock) and the number of shares subject to conversion of the outstanding Series A Preferred would increase to 4,829,120 shares.  After completing such a transaction, the Company would have only 6,862,913 shares of common stock available for future issuance. As with the preferred shares, having additional common stock authorized would give the Company greater flexibility in locating and negotiating with future funding sources.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL TWO.

Text of Amendment

“Article V of the Articles of Incorporation of the Company hereby is amended by deleting section 5.1 of such article in its entirety, and inserting in lieu thereof the following:

5.1
Authorized Shares.  The total number of shares which the Company is authorized to issue is 70,000,000, consisting of 50,000,000 shares of common stock, no par value per share, and 20,000,000 shares of preferred stock, no par value per share.”

Authorization of Additional Preferred Stock

The amendment to WGNB Corp.’s Amended and Restated Articles of Incorporation will authorize another 10,000,000 shares of preferred stock, the creation and issuance of which is authorized in advance by the shareholders and the terms, rights and features of which are determined by the Board of Directors of the Company upon issuance.  We currently have 10,000,000 shares of preferred stock authorized for issuance which the Board of Directors has authority to authorize and issue from time to time in one or more series.

Subject to the provisions of our Articles of Incorporation and the limitations prescribed by law, the Board of Directors would be expressly authorized, at its discretion, to adopt resolutions to issue shares, to fix the number of shares and constituting of any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case without any further action or vote by the shareholders. The Board of Directors would be required to make any determination to issue shares of preferred stock based on its judgment as to the best interests of the Company and its shareholders. The amendment to our Amended and Restated Articles of Incorporation would give the Board of Directors flexibility, without further shareholder action, to issue additional shares of preferred stock beyond the 10,000,000 shares it currently has authority to issue on such terms and conditions as the Board of Directors deems to be in the best interests of the Company and its shareholders.

Any issuance of preferred stock (including the 10,000,000 shares we currently have authorized) with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of the Company. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise. The ability of the Board of Directors to issue such additional shares of preferred stock, with the rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means.  Such issuance could therefore deprive shareholders of benefits that could result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of such additional shares of preferred stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to shareholders generally.

While the amendment may have anti-takeover ramifications, the Board of Directors believes that the financial flexibility offered by the amendment outweighs any disadvantages.  For example, we are required to meet certain capital adequacy requirements under federal and state banking regulations. To the extent continued downturns in the economy affect the strength of our balance sheet, we need to have a mechanism for raising additional capital in a speedy and efficient manner or face adverse consequences.  Our pending CPP application will require, if it should be approved, that we issue from our currently authorized preferred stock a series that meets the requirements for Treasury-owned senior preferred shares.  It is unclear at this time how many of our currently available preferred shares will be needed for issuance to the Treasury under our CPP application should it be approved.  Having a greater number of authorized shares of preferred stock would allow our Board to conduct one or more additional registered or unregistered offerings to raise needed capital beyond our CPP application without the need to call a special meeting of our shareholders to authorize such issuances.  The ability to determine the rights and preferences of a given series of preferred stock on a case-by-case basis also allows the Board great flexibility in determining such things as, whether the stock would be redeemable by us at a given date or convertible into shares of our common stock. Further, to the extent that the amendment may have anti-takeover effects, the amendment may encourage persons seeking to acquire the Company to negotiate directly with the Board of Directors enabling the Board of Directors to consider the proposed transaction in a manner that best serves the shareholders’ interests.

Increase In Authorized Common Stock

The terms of the additional shares of common stock will be identical to those of the currently outstanding shares of common stock. However, because holders of common stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of additional shares of common stock will reduce the current shareholders’ percentage ownership interest in the total outstanding shares of common stock. This amendment and the creation of additional shares of authorized common stock will not alter the current number of issued shares. The relative rights and limitations of the shares of common stock will remain unchanged under this amendment.

As of the Record Date, a total of 6,058,007 shares of the Company’s currently authorized 20,000,000 shares of common stock are issued and outstanding. The increase in the number of authorized but unissued shares of common stock would enable the Company, without further shareholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations (including under our pending CPP application), stock splits and dividends, present and future employee benefit programs and other corporate purposes.

The proposed increase in the authorized number of shares of common stock could similarly have a number of effects on the Company’s shareholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company, even if the persons seeking to obtain control of the Company offer an above-market premium that is favored by a majority of the independent shareholders. Similarly, the issuance of additional shares to certain persons allied with the Company’s management could have the effect of making it more difficult to remove the Company’s current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The Company has no plans or proposals to adopt other provisions or enter into other arrangements, except as disclosed, that may have material anti-takeover consequences. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected Porter Keadle Moore, LLP to audit the financial statements of the Company for the fiscal year ending December 31, 2009.  Porter Keadle Moore, LLP has audited the Company's financial statements since 1995.  A representative of Porter Keadle Moore, LLP will be present at the meeting to respond to any questions or to make a statement on behalf of his firm. During the last two fiscal years, the Company paid Porter Keadle Moore, LLP fees as follows:

Audit Fees.  The aggregate fees billed by Porter Keadle Moore, LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2008 and December 31, 2007 and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for such fiscal years were $160,781 and $136,135, respectively.

Audit-Related Fees.  The aggregate fees billed by Porter Keadle Moore, LLP for assurance and related services that were reasonably related to the audit (including services related to benefit plan audits) of the Company’s annual financial statements for the fiscal years ended December 31, 2008 and December 31, 2007 were $13,743 and $11,000, respectively.

Tax Fees.  The aggregate fees billed by Porter Keadle Moore, LLP for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2008 and December 31, 2007 were $25,162 and $24,150, respectively.

All Other Fees.  There were no other fees billed by Porter Keadle Moore, LLP or paid by the Company for services rendered to the Company, other than the services described above for the fiscal years ended December 31, 2008 and December 31, 2007.

The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by its independent auditors.  Pre-approval may be granted by action of the full Audit Committee or, in the absence of such Audit Committee action, by any member to whom the Audit Committee has delegated such authority.  All of the fees paid to Porter Keadle Moore, LLP in each of the categories described above were pre-approved by the Audit Committee.

OTHER MATTERS
Solicitation of Proxies

We will solicit proxies for the meeting by mail.  We will bear the cost of preparing, assembling, printing, mailing and soliciting proxy solicitation materials.  In addition to sending you these materials, some of our employees may contact you by telephone, by mail, or in person.  None of these employees will receive any extra compensation for doing this.  We intend to use the services of our transfer agent, Registrar and Transfer Company, to administer receipt and tallying of votes for the upcoming meeting. The cost for these services is not expected to be significant.  We will reimburse brokerage firms and other nominees, custodians and fiduciaries for the reasonable out-of-pocket expenses they incur in forwarding proxy solicitation materials to the beneficial owners of common stock held of record by them.

Transaction of Other Business at the 2009 Annual Meeting

At this time, the Board of Directors does not know of any matters to be presented for action at the 2009 Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this proxy statement.  If any other matter comes before the meeting, it is intended that the persons who are named in the proxies will vote the shares represented by effective proxies in their discretion.

Shareholder Proposals for the 2010 Annual Meeting

If you wish to submit a stockholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement and proxy card for our 2010 annual meeting of stockholders, you must submit the proposal to our secretary no later than 120 days before the first anniversary of the date we mailed this proxy statement (which would be January 5 , 2010), or if the meeting date has changed by more than 30 days from the date of this year’s meeting, you must submit your proposal a reasonable time period before we begin to print and send our proxy materials for our 2010 annual meeting. In addition, if you desire to bring business (including director nominations) before our 2010 annual meeting, you must comply with our bylaws, which currently require that you provide written notice of such business to our secretary no later than 120 days before the first anniversary of the date we mailed this proxy statement (which would be January 5 , 2010); provided, however, that in the event that the date of the 2010 annual meeting is advanced or delayed by more than 30 days from the date contemplated at the time we mailed this proxy statement, notice must be delivered no later than 150 days prior to the date of the 2010 annual meeting.  For additional requirements, shareholders should refer to our Bylaws, article IV, section 1, a current copy of which may be obtained from our secretary. If we do not receive timely notice pursuant to our bylaws, any proposal may be excluded from consideration at the meeting, regardless of any earlier notice provided in accordance with Rule 14a-8. The proxy solicited by the Board of Directors for the 2010 Annual Meeting of Shareholders will confer discretionary authority to vote as the proxy holders deem advisable on such shareholder proposals that are considered untimely.

Incorporation by Reference of this Proxy Statement

The Audit Committee Report in this proxy statement shall not be deemed to be incorporated by reference into any report, statement or other filing made by us with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, or in any related prospectus, that incorporates this proxy statement by reference, in whole or in part, notwithstanding anything to the contrary set forth therein.

Availability of Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC, has been incorporated in its entirety into the annual report delivered to shareholders with this proxy statement.  Shareholders may request copies of our SEC filings generally by directing such requests to Steven J. Haack, Corporate Secretary, at WGNB Corp., P.O. Box 280, Carrollton, Georgia  30112, or by telephone at (770) 830-2945.  A shareholder may also download a copy of our filings from the Company’s website, www.fnbga.com.

Additional copies of our annual report and proxy statement are available at www.fnbga.com.  Please click on the “Investor Relations” tab and choose the link “2009 Annual Meeting”.

Other Available Information

WGNB is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports, proxy statements and other information with the SEC.  Shareholders may inspect and copy such reports, proxy statements and other information at the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549.  Shareholders may also obtain copies of the reports, proxy statements and other information from the Public Reference Section of the SEC, Washington, D.C. 20549, at prescribed rates.  The SEC maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports, proxies, information statements, and registration statements and other information filed with the SEC through the EDGAR system.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted.  Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it to us.  The proxy is self-addressed and has prepaid postage affixed to facilitate its return. Please act promptly to ensure that you will be represented at this important meeting.

By Order of the Board of Directors
WGNB Corp.

/s/ H.B. “Rocky” Lipham, III

H. B. Lipham, III
Chief Executive Officer
May 5 , 2009

Important Notice Regarding the Availability of Proxy Materials for the
WGNB Corp. 2009 Annual Meeting of Shareholders to be Held on June 16, 2009.

 Additional copies of our annual report and proxy statement are available at www.fnbga.com.  Please click on the “Investor Relations” tab and choose the link “2009 Annual Meeting”

FORM OF PROXY
WGNB CORP.

The undersigned hereby appoints W.T. (Tommy) Green, Jr., Randall F. Eaves and J. Thomas Vance, or any one of them, with full power of substitution, as proxy for the undersigned, to vote all shares of common stock, no par value per share, of WGNB Corp. owned of record by the undersigned, with all powers the undersigned would have if personally present at the Annual Meeting of Shareholders of WGNB Corp. to be held on June 16, 2009 at 3:00 p.m., local time, at the University of West Georgia Townsend Center for the Performing Arts located at the corner of West Georgia Drive (formerly known as Back Campus Drive) and University Drive, Carrollton, Georgia 30118 and any adjournments thereof for the following purposes:

1.	(a) FOR ALL NOMINEES ______WITHHOLD ALL NOMINEES _____ for election, by the holders of common stock of WGNB Corp. (Proposal One):

☐	Grady W. Cole	H. B. “Rocky” Lipham, III
	Mary M. Covington	Gelon E. Wasdin
William W. Stone

Instructions:	To withhold authority to vote for any individual nominee, place an X in the box on the left and strike a line through the name of any nominee(s) listed above.

2.	To amend WGNB Corp.’s Amended and Restated Articles of Incorporation, to:

(a) increase the number of authorized shares of WGNB Corp.’s common stock from 20,000,000 shares having no par value to 50,000,000 shares having no par value; and

(b) increase the number of authorized shares of WGNB Corp.’s preferred stock from 10,000,000 shares having no par value to 20,000,000 shares having no par value.

FOR	☐	AGAINST	☐	ABSTAIN	☐

3.	To transact such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL ONE AND “FOR” APPROVAL OF THE AMENDMENT LISTED IN PROPOSAL TWO IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WGNB CORP.

Dated:______________, 2009

Signature

Print Name:__________________________________

Address:____________________________________

Number of Common Shares Voted:______________

Please mark, date and sign this Proxy and deliver it to any of the above-named proxies whether or not you plan to attend the meeting.  You may revoke a previously delivered Proxy at any time prior to the meeting.